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                                                                   EXHIBIT 10.24


                IN THE COURT OF CHANCERY IN THE STATE OF DELAWARE
                          IN AND FOR NEW CASTLE COUNTY



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                                      :
In re AZURIX SHAREHOLDERS             :
                                      :
         LITIGATION                   :            Consolidated Civil Action
                                      :            18463NC
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                                      :            CLASS ACTION
This Document Relates To:             :            ------------
                                      :
         All Actions                  :
                                      :
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                           MEMORANDUM OF UNDERSTANDING

         The undersigned parties to the above-referenced action (the "Action" or the "Delaware Action"), by their respective attorneys, have reached an agreement in principle providing for the settlement of the Action on the terms and subject to the conditions set forth below.

         Whereas, seven actions were filed in the Court of Chancery of the State of Delaware, styled:

         Thomas Turberg v. Azurix Corp., Herbert S. Winokur, Jr., John H. Duncan, John Wakeham, Joseph W. Sutton, Kenneth L. Lay, Jeffrey K. Skilling, and Enron Corp.; C.A. No. 18463NC; In the Court of Chancery of the State of Delaware in and for New Castle County

         Troy Giatras v. Azurix Corp., Herbert S. Winokur, Jr., John H. Duncan, John Wakeham, Joseph W. Sutton, Kenneth L. Lay, Jeffrey K. Skilling, and Enron Corp.; C.A. No. 18464NC; In the Court of Chancery of the State of Delaware in and for New Castle County

         John Grillo v. Azurix Corp., Herbert S. Winokur, Jr., John H. Duncan, John Wakeham, Joseph W. Sutton, Kenneth L. Lay, Jeffrey K. Skilling, and Enron Corp.;


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         William Steiner, individually and on behalf of all others similarly situated v. John H. Duncan, Joseph W. Sutton, Jeffrey K. Skilling, John Wakeham, Kenneth L. Lay, Herbert S. Winokur, Jr., Atlantic Water Trust, Enron Corporation and Azurix Corporation; C.A. No. 18466NC; In the Court of Chancery of the State of Delaware in and for New Castle County

         Guy Moschetti, individually and on behalf of all others similarly situated v. John H. Duncan, Joseph W. Sutton, Jeffrey K. Skilling, John Wakeham, Kenneth L. Lay, Herbert S. Winokur, Jr., Atlantic Water Trust, Enron Corporation and Azurix Corporation; C.A. No. 18467NC; In the Court of Chancery of the State of Delaware in and for New Castle County

         Robin Mortman v. Azurix Corp., Herbert S. Winokur, Jr., John H. Duncan, John Wakeham, Joseph W. Sutton, Kenneth L. Lay, Jeffrey K. Skilling and Enron Corp.; C.A. No. 18468NC; In the Court of Chancery of the State of Delaware in and for New Castle County

and

         Gary Manzo v. Azurix Corp., Herbert S. Winokur, Jr., John H. Duncan, John Wakeham, Joseph W. Sutton, Kenneth L. Lay, Jeffrey K. Skilling and Enron Corp.; C.A. No. 18471NC; In the Court of Chancery of the State of Delaware in and for New Castle County

alleging that the consideration to be paid under a proposed merger and merger agreement is unfair and inadequate.

         Whereas, Plaintiffs alleged, inter alia, that the consideration to be paid to the class members is unfair and inadequate and that the individual defendants breached their fiduciary duties to the shareholder class;

         Whereas, on November 15, 2000, the court signed an Order consolidating the seven actions into a single action with the Complaint in the Turberg Action as the operative complaint;

         Whereas, the Action is brought as an alleged class action on behalf of all holders of Azurix shares and their successors in interest, including legal representatives, heirs, successors in interest, transferees and assigns of all such foregoing holders and/or owners, immediate and remote (the

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"Class"). Excluded from the Class are the Defendants and any person, firm, trust, corporation, or other entity related to or affiliated with any of the Defendants.

         Whereas, on October 27, 2000 Enron Corp. announced that it was willing to enter into a transaction by which it would acquire the Azurix stock held by the public at $7.00 per share;

         Whereas, a special committee of Azurix was formed and the special committee retained financial advisors and lawyers;

         Whereas, the special committee and Enron negotiated a potential transaction in which it is contemplated that a merger agreement will be executed and a merger will occur by which Enron would provide funding for the proposed transaction;

         Whereas, plaintiffs' counsel have reviewed documents produced by Enron Corp. and Azurix, has interviewed representatives of Enron Corp. regarding its original investment in Azurix, the operating history of Azurix, the proposed transaction, and the negotiations between Enron Corp. and the special committee; have interviewed representatives of the special committee and Azurix (including the special committee's financial advisors) regarding these matters and has independently consulted with its own advisors and experts regarding the transaction; and have at arms-length separately negotiated the terms of the potential transaction with Enron;

         Whereas, as a result of the negotiations with the Special Committee and Plaintiffs' counsel, respectively, Enron has agreed to increase the merger consideration to $8.375, per Azurix share held by the class;

         Whereas, the Enron Corp. Board and the Azurix Board are expected to meet by December 15, 2000 to approve a proposed merger;

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         Whereas, Plaintiffs' counsel have negotiated at arm's length with counsel for Defendants to settle the Action on the terms set forth below;

         Whereas, Plaintiffs' counsel have determined that a settlement of the Action in principle on the terms reflected in this Memorandum of Understanding is fair, reasonable, and adequate and in the best interests of the Class;

         Whereas, Defendants maintain there is no substance to the claims against them in the Action and continue to deny all allegations of wrongdoing; and

         Whereas, Defendants, recognizing the burden, expense and risk attendant to the continued litigation of the Action, have concluded that it is desirable that the claims against them be compromised and settled;

         NOW, THEREFORE, IT IS STIPULATED AND AGREED, subject to the approval of the Court, by and among the parties hereto:

         1. Defendants agree to increase the merger consideration to be paid to $8.375 per Azurix share.

         2. Defendants acknowledge that the prosecution of the litigation was a material factor in causing Enron to increase the consideration to be paid in the merger and that Enron took into account the desirability of satisfactorily addressing the claims asserted in the action in agreeing to increase the merger consideration.

         3. Plaintiffs' counsel will provide comments on the draft proxy document in order to ensure that complete and accurate disclosures are made to the Class.

         4. This settlement is conditional upon the proposed Merger closing.

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         5.       Plaintiffs' counsel agree that any application to the Court for an award of attorneys' fees will not exceed $2.25 million, including reasonable expenses, in the aggregate. Defendants agree that they will not oppose such application, and Azurix will pay to Plaintiffs' counsel any amounts awarded by the Court within the parameters described above within 10 days of an order becoming final.

         6. Defendants will bear the cost of notice to the class members in connection with the settlement of the Action and the settlement hearing, irrespective of the results of the hearing.

         7. The undersigned parties will attempt in good faith to agree upon and to execute an appropriate stipulation of settlement and such other documentation as may be required in order to obtain court approval of the settlement of the Action upon the terms set forth in this Memorandum of Understanding. The stipulation of settlement will provide, inter alia, that all Defendants have denied, and continue to deny, that they have committed or aided or abetted the commission of any violation of law, and that they are entering into the stipulation solely because the proposed settlement would eliminate the burden, expense and risk of further litigation. The stipulation of settlement will provide for an unconditional release of all claims of the Class against Defendants (including Atlantic Water Trust) or any of their present or former officers, directors, stockholders, agents, attorneys, financial advisors, commercial bank lenders, investment bankers, representatives, affiliates, associates, parents, subsidiaries, general and limited partners and partnerships, heirs, executors, administrators, successors and assigns, whether under state or federal law, and

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                  whether directly, representatively or in any other capacity, in connection with, or that arise out of the subject matter of, the Action, the Merger Agreement, any amendment thereto, the Merger, the negotiation and consideration of the Merger Agreement, the agreements between and among the parties, all documents filed by the Defendants with the Securities and Exchange Commission and the fiduciary or disclosure obligations of any of the Defendants (or persons to be released) with respect to any of the foregoing; provided, however, that the claims to be released shall not include the right of any members of the proposed class (as defined herein) or any of the Defendants to enforce the terms of the settlement or any statutory appraisal rights.

         8. Consummation of the settlement is subject to the drafting and execution of an appropriate stipulation of settlement and such other documentation as may be required, final court approval of the settlement (as to be defined in the stipulation of settlement), and dismissal of the Action with prejudice, with each party to bear its own costs (except for the costs set forth in paragraphs 3 and 4 above).

         9. For purposes of settlement of the Action consistent with the terms of this Memorandum of Understanding, the parties will petition the Court solely in connection with the stipulation for provisional certification of a class pursuant to Del. Court of Chancery Rule 23(b), consisting of all Azurix stockholders from October 27, 2000 through the effective date or the merger (except Defendants herein and any person, firm, trust, corporation or other entity related to or affiliated with any of the Defendants) and their successors in interest.


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        10.       The undersigned parties will present the settlement agreement to the Court for approval as soon as practicable and will use their best efforts to obtain final court approval of the settlement and the dismissal of the Action with prejudice and without cost to any party, except as provided in paragraphs 3 and 4 above.

        11. The settlement contemplated herein shall be conditioned upon the satisfactory completion of discovery by Plaintiffs' counsel that is reasonably necessary to confirm the fairness, adequacy and reasonableness of the proposed settlement.

        12. The settlement contemplated herein will not be binding upon any party until an appropriate stipulation of settlement has been signed and final court approval of the settlement, permanent certification of the Class, and the dismissal of the Action with prejudice has been obtained, and each party will bear its own costs (except for the costs set forth in paragraph 3 and 4 above). This Memorandum of Understanding shall be null and void and of no force and effect should any of these conditions not be met and, in that event, this Memorandum of Understanding shall not be deemed to prejudice in any way the positions of the parties with respect to the Action.

        13.       Counsel for Plaintiff in the action styled Ruthy Parnes
                  v. John H. Duncan, Joseph W. Sutton, Jeffrey K. Skilling, John Wakeham, Kenneth L. Lay, Rebecca P. Mark, Herbert S. Winokur, Azurix Corp. and Enron Corp.; Cause No. 2000-55370; In the 55th Judicial District Court of Harris County, Texas (the "Texas Action:), agrees that the Texas Action will be stayed until the Court enters a contemplated final judgment in the Delaware Action and if the Court enter such an order, the Texas Action will be dismissed with prejudice with each party to pay its own costs and attorneys' fees.

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        14.       The parties agree that Enron Corp., an Oregon corporation, objects to a Delaware Court exercising personal jurisdiction over it and that Enron Corp. will file a motion to dismiss in this action, which it would prosecute but for this proposed settlement. The parties agree Enron has not waived its objection to personal jurisdiction by entering into this Memorandum of Understanding or into the proposed final settlement and that if this proposed settlement is not finally approved, neither this Memorandum of Understanding nor the proposed settlement shall be offered in this Action or in any other action as evidence of Enron's presence in Delaware.

        15. Plaintiffs will dismiss Joseph W. Sutton ("Sutton") as a Defendant in this Action without prejudice within five days of the execution of this memorandum of understanding. Defendants agree that they will consent to plaintiffs adding Sutton as a Defendant, if in plaintiffs' judgment, Sutton should be named a party in this Action.

        16. The final settlement is contingent upon insurance company approval by December 26, 2000.

Date: December ____, 2000.

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ROSENTHAL, MONHAIT, GROSS &
GODDESS, P.A.


By: /s/ NORMAN M. MONHAIT
    ---------------------
Norman M. Monhait
Joseph A. Rosenthal
Suite 1401, Mellon Bank Center
P.O. Box 1070
Wilmington, Delaware 19899-1070
Telephone:        (302) 656-4433
Facsimile:        (302) 658-7567

OF COUNSEL:

FARUQI & FARUQI, LLP
320 East 39th Street
New York, New York 10016
Telephone:        (212) 983-9330

ENTWISTLE & CAPPUCCI LLP
400 Park Avenue
New York, New York 10022

SCHIFFRIN & BARROWAY, LLP
Suite 400, Three Bala Plaza East
Bala Cynwyd, Pennsylvania 19004
Telephone:        (610) 667-7706

ABBEY, GARDY & SQUITIERI L.L.P.
212 East 39th Street
New York, New York  10016
Telephone:        (212) 889-3700

GOODKIND LABATON RUDOFF
  & SUCHAROW LLP
100 Park Avenue
New York, NY  10017
Telephone:        (212) 907-0700

WOLF POPPER LLP
843 Third Avenue
New York, New York 10022
Telephone:        (212) 759-4600

CAULEY & GELLER, LLP
One Boca Place
Suite 421A, 2255 Glades Road
Boca Raton, Florida  33431
Telephone:        (561) 750-3000

BERGER & MONTAGUE
1622 Locust Street
Philadelphia, Pennsylvania 19103
Telephone:        (215) 875-3000

HOEFFNER, BILEK & EIDMAN, L.L.P.
440 Louisiana, Suite 720
Houston, Texas 77002
Telephone:        (713) 227-7720
Facsimile:        (713) 227-9404

Stanley D. Bernstein
BERNSTEIN LIEBHARD & LIFSHITZ, L.L.P.
10 East 40th Street, 22nd Floor
New York, New York 10016
Telephone:        (212) 779-1414
Facsimile:        (212) 779-3218

ATTORNEYS FOR PLAINTIFFS


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PRICKETT, JONES & ELLIOTT


By: /s/ JAMES L. HOLZMAN
    --------------------
James L. Holzman
1310 King Street
Wilmington, Delaware  19801
Telephone:        (302) 888-6509
Facsimile:        (302) 658-8111

OF COUNSEL:

Charles W. Schwartz
David T. Harvin
VINSON & ELKINS L.L.P.
2300 First City Tower
1001 Fannin Street
Houston, Texas 77002
Telephone:        (713) 758-3852
Facsimile:        (713) 615-5504

ATTORNEYS FOR DEFENDANTS
ENRON CORP., KENNETH L. LAY, AND
JEFFREY K. SKILLING

MORRIS, NICHOLS, ARSHT & TUNNELL


By: /s/ ALAN J. STONE
   ------------------
Alan J. Stone
1201 N. Market Street
P.O. Box 1347
Wilmington, Delaware  19899-1347
Telephone:        (302)
Facsimile:        (302) 658-3989


OF COUNSEL:

Robin Gibbs
Robert Burford
GIBBS & BRUNS LLP
1100 Louisiana, Suite 5300
Houston, Texas 77002
Telephone:        (713) 650-8805
Facsimile:        (713) 750-0903

ATTORNEYS FOR DEFENDANTS
AZURIX CORP., JOHN H. DUNCAN,
JOHN WAKEHAM, AND HERBERT S.
WINOKUR, JR.


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